C1

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

# Lasik America, Inc.

TOTAL AUTHORIZED ISSUE 25,100,000 SHARES

25,000,000 SHARES PAR VALUE $.001 EACH
COMMON STOCK

100,000 SHARES PAR VALUE $.001 EACH
PREFERRED STOCK

See Reverse for Certain Definitions

**This is to Certify that** ______________________ **is the owner of**

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
Lasik America, Inc.

*transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

**Witness,** *the seal of the Corporation and the signatures of its duly authorized officers.*

**Dated**

SECRETARY

PRESIDENT